                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement           [_]  CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        RIBOZYME PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                        RIBOZYME PHARMACEUTICALS, INC.
                             2950 Wilderness Place
                            Boulder, Colorado 80301



To our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Ribozyme Pharmaceuticals, Inc. (the "Company") to be held on the 19th day of April, 2000, at 8:00 a.m., local time, at the principal offices of the Company, 2950 Wilderness Place, Boulder, Colorado. Your Notice of Annual Meeting, Proxy Statement and Proxy are enclosed, as is the Company's 1999 Annual Report which includes the Company's financial statements.

     At the Annual Meeting, you will be asked to (1) elect seven directors; (2) approve an increase in the Company's authorized common stock from 20,000,000 to 60,000,000 shares; (3) approve an increase in the number of shares subject to options which may be granted under the Company's Stock Option Plan from 2,017,154 to 2,767,154; and (4) ratify the appointment of Ernst & Young LLP as the Company's independent auditors for 2000. The Board of Directors has approved the proposals described in the Proxy Statement and recommends that you vote "FOR" each proposal.

     Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we ask that you return your completed Proxy, using the envelope provided, as soon as possible and in any case no later than 3:00 p.m. on Tuesday, April 18, 2000.

     Thank you for your continued support.

                                               Very truly yours,

                                               RIBOZYME PHARMACEUTICALS, INC.



                                               Dr. Ralph E. Christoffersen
                                               President and CEO

Date: March 17, 2000

                        RIBOZYME PHARMACEUTICALS, INC.
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           to be held April 19, 2000


TO OUR SHAREHOLDERS:

     Notice is hereby given that pursuant to the call of its Board of Directors, the Annual Meeting of Shareholders of Ribozyme Pharmaceuticals, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, April 19, 2000, at 8:00 a.m., local time, at 2950 Wilderness Place, Boulder, Colorado, for the following purposes:

     (1) To elect seven (7) directors of the Company to hold office until the next Annual Meeting of Shareholders or until their respective successors shall be elected and qualified.

     (2) To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 20,000,000 to 60,000,000.

     (3) To approve an increase in the number of shares subject to options which may be granted under the Company's Stock Option Plan by 750,000 from 2,017,154 to 2,767,154.

     (4) To ratify the selection of Ernst & Young LLP as the Company's independent auditors for 2000.

     (5) To transact such other business as may be properly presented at the meeting.

     The names of the Board of Directors' nominees for directors of the Company and descriptions of the other matters to be voted upon are set forth in the accompanying Proxy Statement.

     Only shareholders of record at the close of business on March 13, 2000, will be entitled to vote at the meeting. To be sure that your shares are represented at the meeting, you are urged to vote, sign, date and promptly return the enclosed Proxy in the envelope provided. You may revoke your Proxy at any time prior to the time it is voted.

                                        By Order of the Board of Directors



                                        Lawrence E. Bullock, Secretary

Date: March 17, 2000
      Boulder, Colorado

IMPORTANT--PLEASE MAIL YOUR PROXY PROMPTLY. In order that there may be proper representation at the meeting, you are urged to sign and return the enclosed Proxy in the envelope provided as soon as possible so that it will be received no later than 3:00 p.m., April 18, 2000. Shares of common stock represented by Proxies which are returned unmarked will be voted in favor of (i) the Board nominees, (ii) the amendment to the Certificate of Incorporation to increase the authorized shares of common stock, (iii) the increase in shares which may be granted under the Stock Option Plan and (iv) the ratification of Ernst & Young LLP as the independent auditors and, in the discretion of management, upon such other business as may properly be presented at the meeting.

                            PROXY STATEMENT FOR THE
                        ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 19, 2000


                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of Proxies by management under the direction of the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held April 19, 2000. Only shareholders of record as of March 13, 2000, will be entitled to notice of, and to vote at, the Annual Meeting. Each share is entitled to one vote on the matters to be voted on at the Annual Meeting. As of March 3, 2000, 11,940,230 shares of the Company's common stock were outstanding held of record by approximately 165 shareholders.

     The cost of soliciting Proxies will be borne by the Company. In addition to use of the mail, Proxies may be solicited personally or by telephone or facsimile by directors and officers who will not be specially compensated for such solicitation. The Company has engaged American Stock Transfer & Trust Company, the Company's transfer agent, to solicit Proxies held by brokers and nominees. Brokerage firms and other custodians, nominees and fiduciaries will be requested to forward these soliciting materials to their principals and the Company will, upon request, reimburse them for the reasonable expenses of doing so. The Company's transfer books will remain open between the record date and meeting date.

     This Proxy Statement and enclosed Proxy were first mailed to the Company's shareholders on or about March 17, 2000.

     Your Proxy is important in helping to achieve good representation at the meeting. Any shareholder giving a Proxy has the right to revoke it at any time before it is exercised; therefore, execution of the Proxy will not in any way affect the shareholder's right to attend the meeting in person. Revocation may be made prior to the meeting by written revocation or duly executed Proxy bearing a later date sent to the Company, Attention: Lawrence E. Bullock, Secretary, 2950 Wilderness Place, Boulder, Colorado 80301; or a Proxy may be revoked personally at the Annual Meeting by written notice to the Secretary at the Annual Meeting prior to the voting of the Proxy.

     In the absence of specific instructions to the contrary, shares represented by properly executed Proxies received by management, including unmarked Proxies, will be voted to (i) elect the seven nominees to the Board described herein,
(ii) approve the amendment to the Certificate of Incorporation which increases the number of authorized shares of common stock by 40,000,000 to 60,000,000,
(iii) approve the increase in the number of shares subject to options which may be granted under the Company's Stock Option Plan from 2,017,154 to 2,767,154, and (iv) ratify the selection of Ernst & Young LLP as the Company's independent auditors for 2000. If a broker indicates on the Proxy that it does not have discretionary authority to vote certain shares on a particular matter, these shares will not be considered as present and entitled to vote with respect to that matter.

     The holders of a majority of the outstanding common stock, present in person or by Proxy, are required for a quorum at the meeting. Cumulative voting is not permitted. If a quorum is present at the meeting, the simple majority vote of shares voting is required to (i) elect the seven directors, (ii) approve the increase in the number of shares subject to options under the Stock Option Plan and (iii) ratify the Company's independent auditors. The vote of the holders of at least 66 2/3% of the outstanding common stock is required to amend the Certificate of Incorporation.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of March 3, 2000, there were 11,940,230 shares of Company Stock outstanding, par value $.01, held of record by approximately 165 shareholders. The following table summarizes information regarding the beneficial ownership of the Company's outstanding securities as of March 3, 2000 (which includes shares that may be acquired on the exercise of stock options vested or warrants exercisable through May 3, 2000), by:

   . each person or group that the Company knows owns more than 5% of the outstanding shares of common stock,
   . each of the Company's directors and nominees for directors, . each executive officer listed in the Summary Compensation Table on page 9,
      and
   .  all of the Company's current directors and executive officers as a group.

      Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, the Company believes that each shareholder identified in the table has sole voting and investment power with respect to all shares listed opposite their names. Unless otherwise indicated, the following officers, directors and shareholders can be reached at the Company's principal offices.

                                                              Number of Shares             Percentage of
Name and Address                                             Beneficially Owned          Shares Outstanding
----------------                                             ------------------          ------------------
Elan International Services, Ltd............................     2,142,276(1)                    15.9%
102 St. James Court
Flatts, Smiths Parish
FL 04, Bermuda

Chiron Corporation..........................................     1,063,868(2)                     8.6%
4560 Horton Street
Emeryville, California 94608

International Biotechnology Trust plc.......................     1,012,633                        8.5%
c/o Rothschild Asset Management, Ltd.
Five Arrows House
St. Swithin's Lane
London EC4N 8NR England

Schering Berlin Venture Corporation.........................       816,481(3)                     6.9%
3400 Change Bridge Road
Monteville, New Jersey 07045

Ralph E. Christoffersen, Ph.D...............................       209,867(4)                     1.7%
Jeremy L. Curnock Cook......................................     1,022,633(5)                     8.6%
Anthony B. Evnin, Ph.D......................................       325,773(6)                     2.7%
John  Groom.................................................     2,142,276(1)                    15.9%
David Ichikawa..............................................         5,000(7)                       *
David T. Morgenthaler.......................................        95,563(8)                       *
Samuel R. Saks..............................................             -                          *

Anders P. Wiklund............................     14,444(9)        *
Lawrence E. Bullock..........................     63,455(10)       *
J. Wayne Cowens..............................     10,000(11)       *
Alene Holzman................................     39,778(12)       *
Thomas H. Rossing, M.D.......................          -           *
Nassim Usman, Ph.D...........................     64,186(13)       *

Executive officers and directors as a group
(10 persons).................................  3,992,975(14)    32.6%
------------------------

*Less than 1%.
(1) Includes 1,001,250 shares convertible from the Company's Series A convertible exchangeable preferred stock assuming a conversion price of $12.00 per share and 500,000 shares issuable upon exercise of warrants.
     Mr. Groom is President, Chief Operating Officer and a director of Elan but disclaims beneficial ownership of these shares.
(2)  Includes 444,444 shares issuable upon exercise of warrants.
(3) Includes 138,598 shares convertible from outstanding debt assuming a conversion price of $49.75 per share.
(4) Includes options to purchase 119,583 shares and 2,028 shares allocated to Dr. Christoffersen under the Company's 401(k) Plan.
(5) Includes options to purchase 10,000 shares and 1,012,633 shares held by the International Biotechnology Trust plc, for which Rothschild Asset Management, Ltd. ("Rothschild") acts as investment advisor. Mr. Cook is a director of Rothschild but disclaims beneficial ownership of these shares.
(6) Includes options to purchase 10,000 shares, 218,022 shares held by Venrock Associates and 97,751 shares held by Venrock Associates II, L.P. Mr.
     Evnin is a general partner of both partnerships and disclaims beneficial ownership of these shares except to the extent of his general partnership interests.
(7) Excludes 1,063,868 shares held by Chiron. Mr. Ichikawa is employed by Chiron and disclaims beneficial ownership of those shares. Includes options to purchase 5,000 shares.
(8) Includes options to purchase 10,000 shares, 75,563 shares held by Morgenthaler Management Partners III and 10,000 shares held by Morgenthaler Family Partnership. Mr. Morgenthaler is a general partner of both partnerships and disclaims beneficial ownership of these shares except to the extent of his general partnership interests.
(9)  Includes options to purchase 14,444 shares.
(10) Includes options to purchase 47,394 shares and 2,028 shares allocated to Mr. Bullock under the Company's 401(k) Plan.
(11) Includes options to purchase 10,000 shares.
(12) Includes options to purchase 33,000 shares and 1,877 shares allocated to Ms. Holzman under the Company's 401(k) Plan.
(13) Includes options to purchase 62,158 shares and 2,028 shares allocated to Dr. Usman under the Company's 401(k) Plan.
(14) Includes options to purchase 321,579 shares and 7,961 shares allocated to executive officers under the Company's 401(k) Plan.

                       PROPOSAL 1--ELECTION OF DIRECTORS

Directors and Nominees

     In accordance with the Company's Bylaws, seven directors will be elected to the Board of Directors to serve until the 2001 Annual Meeting of Shareholders or until their successor has been duly elected and qualified. The Proxies will be voted, unless authority to do so is withheld, in favor of the seven nominees recommended by the Board. Each nominee is currently a member of the Board of Directors of the Company, except for Mr. Groom and Dr. Saks. Dr. Evnin will not be standing for reelection to the Board in order to pursue other opportunities. The Board has no reason to anticipate that any nominee will decline or be unable to serve as a director. In the event any nominee does decline or is unable to serve, Proxies may be voted for the election of a substitute nominee or the Board may reduce the number of directors to be elected. Certain information regarding each nominee is set forth below.

Name                                         Age       Position
----                                         ---       --------
Ralph E. Christoffersen, Ph.D. (1)            62       Chief Executive Officer, President and Director
David T. Morgenthaler (1) (2)                 80       Chairman of the Board
Jeremy L. Curnock Cook (1) (3)                50       Director
Anthony B. Evnin, Ph.D.(1)(2)                 59       Director
John  Groom                                   61       Nominee
David Ichikawa (3)                            47       Director
Samuel R. Saks, M.D.                          45       Nominee
Anders P. Wiklund (2) (3)                     59       Director

________________________
(1)  Member of the Executive Committee.
(2)  Member of the Compensation Committee.
(3)  Member of the Audit Committee.


     Ralph E. Christoffersen, Ph.D., has served as Chief Executive Officer, President and Director of Ribozyme Pharmaceuticals since June 1992. From 1989 to June 1992, Dr. Christoffersen was Senior Vice President and Director of U.S. Research at SmithKline Beecham Pharmaceuticals, a pharmaceutical company. From 1983 to 1989, he held senior management positions in research at The Upjohn Company, a pharmaceutical company. Prior to joining The Upjohn Company, Dr. Christoffersen served as a Professor of Chemistry and Vice Chancellor for Academic Affairs at the University of Kansas and as President of Colorado State University. He received his Ph.D. in Physical Chemistry from Indiana University.

     David T. Morgenthaler has served as a director since February 1992 and was elected Chairman of the Board in December 1995. Mr. Morgenthaler was a founder of and has been Managing Partner of Morgenthaler Ventures, a private venture capital firm, since 1968. He has been a director of a number of public and private companies. Mr. Morgenthaler received his M.S. degree from the Massachusetts Institute of Technology.

     Jeremy L. Curnock Cook has served as a director since July 1995. Mr. Cook is a director of Rothschild Asset Management, an investment fund, and has been responsible for the Rothschild Bioscience Unit since 1987. Mr. Cook founded the International Biochemicals Group in 1975 which he subsequently sold to Royal Dutch Shell in 1985, remaining as Managing Director until 1987. He is also a director of the International Biotechnology Trust plc, Creative BioMolecules Inc., Targeted Genetics Inc., Cantab Pharmaceuticals plc, Cell Therapeutics, Inc., Amrad Corporation, Vanguard Medica plc, Angiotech Pharmaceuticals, Inc., Inflazyme Pharmaceuticals, Inc. and Biocompatibles International plc. Mr. Cook received an M.A. in Natural Sciences from Trinity College Dublin.

     Anthony B. Evnin, Ph.D., has served as a director since February 1992. Dr. Evnin has been a General Partner of Venrock Associates, a venture capital partnership, since 1975. He is also a director of Caliper Technologies Corp. and Triangle Pharmaceuticals, Incorporated. Dr. Evnin received his Ph.D. from the Massachusetts Institute of Technology. Dr. Evnin will not be standing for reelection to the Board.

     John Groom is a nominee to the Board. Mr. Groom has served as President, Chief Operating Officer and a director of Elan Corporation plc since 1996. He served as President and Chief Executive Officer of Athena Neurosciences, Inc. from 1987 to 1996. Mr. Groom is also a director of IDEC Pharmaceuticals Corporation and Ligand Pharmaceuticals, Inc, and is a public trustee of the American Academy of Neurology Education and Research Foundation.

     David Ichikawa has served as a director since May 1998. Mr. Ichikawa has been employed by Chiron Corporation, a biotechnology company, since September 1994 and is currently Vice President of Finance and Operations. He has also held management positions at Boehringer Mannhiem Corporation and Chiron (Cetus) Corporation. Mr. Ichikawa received his M.B.A. from the University of California at Berkeley.

     Samuel R. Saks, M.D., is a nominee to the Board. Dr. Saks joined ALZA Corporation in 1992 as the Vice President for Medical Affairs and in 1995 he became Senior Vice President, Medical Affairs. In January 2000 he also became Group Vice President of ALZA Pharmaceuticals. Dr. Saks received his M.D. with honors from the University of Illinois and completed his residency in Internal Medicine at the University of Texas Southwestern Medical Center at Dallas.

     Anders P. Wiklund has served as a director since August 1994. Since January 1997, Mr. Wiklund has been the principal of Wiklund International, an advisory firm to the biotechnology and pharmaceutical industries. From 1967 through 1996, Mr. Wiklund served in numerous executive positions for the Kabi and Pharmacia group of companies, including President and CEO of Kabi Vitrum Inc. and Kabi Pharmacia, Incorporated. Mr. Wiklund is also a director of Medivir, A.B. and InSite Vision, Inc., as well as serving on private company boards. Mr. Wiklund received a Master of Pharmacy degree from the Pharmaceutical Institute in Stockholm.

     The Board of Directors recommends a vote FOR THE ELECTION OF THE SEVEN
                                              ---
NOMINEES FOR DIRECTOR NAMED ABOVE.

     The officers of the Company hold office until their successors are appointed by the Board of Directors (see "Executives and Executive Compensation"). There are no arrangements or understandings between any of the directors or nominees listed above or the officers, or any other persons, pursuant to which any of the above directors have been selected as directors, or officers have been selected as officers.

Board Committees and Meetings

     The Board has established an Audit Committee, a Compensation Committee and an Executive Committee. In 1999 there were five meetings of the Board of Directors of the Company. All directors attended 75 percent or more of the Company's Board meetings and meetings of Board committees on which they served. The Board of the Company has no standing nominating committee. Nominees for the Board of Directors are determined by the entire Board.

     The Executive Committee, last year consisting of Messrs. Morgenthaler (Chairman) and Cook and Drs. Christoffersen and Evnin, oversees the management and operation of the Company's business. The Executive Committee met four times in 1999.

     The Compensation Committee, consisting of Dr. Evnin (Chairman) and Messrs. Morgenthaler and Wiklund:

  . reviews and recommends for Board approval grants of options pursuant to the Company's Stock Option Plan,
  . decides salaries and incentive compensation for the Company's employees and consultants, and
  . recommends compensation for executive officers (see "Report by the Compensation Committee on Executive Compensation") for approval by the Board.

The Compensation Committee met once in 1999.

     The Audit Committee, consisting of Messrs. Ichikawa (Chairman), Cook and
Wiklund:

  . recommends to the Board the selection of independent auditors, . reviews the results and scope of the audit and other services provided by the Company's independent auditors, and
  .  reviews and evaluates the Company's audit and control functions.

The Audit Committee met once in 1999.

Director Compensation

     Fees.   All non-employee directors receive a fee of:

  . $1,000 per day for each Board or Committee meeting attended in person, and . $500 per day for participating telephonically in a Board or Committee meeting.

     Stock Options. Non-employee directors receive stock options for 5,000 shares of common stock annually under the Company's Stock Option Plan. The options vest after one year of service.

Executives and Executive Compensation

     Information regarding the Company's executive officers is set forth below.

Name                                      Age              Position
----                                      ---              --------
Ralph E. Christoffersen, Ph.D. (1)         62              Chief Executive Officer, President and Director
Lawrence E. Bullock                        44              Vice President of Administration and Finance,
                                                           Chief Financial Officer and Secretary
J. Wayne Cowens, M.D.                      51              Vice President of Clinical and Regulatory Affairs
Alene A. Holzman                           43              Vice President of Corporate Development
Nassim Usman, Ph.D.                        40              Senior Vice President of Research

------------------------
(1)  Ralph E. Christoffersen, Ph.D. is discussed on page 6.

     Lawrence E. Bullock has served as Vice President of Administration and Finance, Chief Financial Officer and Secretary since January 1996. From December 1990 to January 1996, Mr. Bullock was Chief Financial Officer, Director of Finance and Administration and Secretary of La Jolla Pharmaceutical Company, a biopharmaceutical company. Mr. Bullock received his M.B.A. from the University of Utah.

     J. Wayne Cowens, M.D., has served as Vice President of Clinical and Regulatory Affairs since July 1999. From 1992 until July 1999, Dr. Cowens served as Division Vice President of Product Development for Chiron Corporation, a biotechnology company. During that time he served as Chiron's commercial representative on the Ribozyme Pharmaceuticals/Chiron joint project team for the development of ANGIOZYME. From 1990 until 1992, Dr. Cowens served as Director of Clinical Oncology at Sterling-Winthrop, a pharmaceutical company, and from 1980 until 1990 as a Cancer Research Clinician in the Grace Cancer Drug Center at the Roswell Park Cancer Center. Dr. Cowens received his M.D. degree from The Johns Hopkins University.

     Alene A. Holzman has served as Vice President of Corporate Development since December 1999. Ms. Holzman served as Business Development and General Manager of Target Validation and Discovery Business from April 1997 to December 1999. From January 1990 to March 1997, Ms. Holzman was Vice President of ChemTrak Corporation, a medical technology firm, where she was responsible for finance, business development and marketing and sales. From 1987 to 1990, she was Vice President of CytoSciences, Inc., a biomedical company, and from 1981 to

1987 she was Vice President of Marketing and Sales for Hana Biologics, Inc, a biotechnology firm. Ms. Holzman received her M.B.A. from the University of California at Berkeley.

     Nassim Usman, Ph.D., has served as Senior Vice President of Research since December 1999. From May 1996 to December 1999, Dr. Usman served as Vice President of Research at Ribozyme Pharmaceuticals. From April 1994 until May 1996, Dr. Usman served as Director of Chemistry and Biochemistry Research and from September 1992 until April 1994 Dr. Usman served as Senior Scientist in Chemistry and Biochemistry. From January 1987 to September 1992, Dr. Usman was a Postdoctoral Fellow and Scientist in the Departments of Biology and Chemistry at the Massachusetts Institute of Technology. Dr. Usman received his Ph.D. in Chemistry from McGill University.

     The following table summarizes the compensation paid to or earned by the Company's Chief Executive Officer and the other five most highly compensated executive officers whose annual compensation exceeded $100,000 in 1999 ("Named Executive Officers"). The "All Other Compensation" column shows matching contributions in common stock made by the Company under the 401(k) Salary Reduction Plan.

                                          Summary Compensation Table

                                            Annual Compensation                     Long-term Compensation
                                      ---------------------------------------      ------------------------
                                                                                     Shares
                                                                       Other        Underlying      All
                                                                      Annual         Options       Other
Name and Principal Position           Year  Salary($)   Bonus($)     Comp.($)       Granted(#)    Comp.($)
---------------------------           ----  ---------   --------    ---------       ---------     --------
Ralph E. Christoffersen, Ph.D.        1999    297,000     64,000        --             37,000       4,993
Chief Executive Officer and           1998    285,670     50,000    37,862(1)         198,748       4,998
President                             1997    269,520     50,000    45,000(1)         129,450       4,744

Lawrence E. Bullock                   1999    158,350     26,850    25,797(2)          24,000       4,993
Vice President of Administration      1998    150,800     25,000    75,883(2)          85,957       4,998
and Finance, CFO and Secretary        1997    136,254     25,000    35,524(2)          37,500       4,744

J. Wayne Cowens, Ph.D. (3)            1999    112,500         --   110,269(4)         122,000          --
Vice President of Clinical Affairs

Alene A. Holzman (5)                  1999    166,325     24,175    28,000(6)          42,000       4,993
Vice President of  Corporate          1998    156,900      6,500    37,721(6)         100,000       4,998
Development                           1997    108,557     12,500    28,389(6)          80,000       3,494

Thomas H. Rossing, M.D. (7)           1999    152,584     35,725    33,000(8)              --          --
Former Vice President of Product      1998    250,650         --    34,000(8)         110,624       4,998
Development                           1997    105,859     22,000    84,008(8)         107,500          --

Nassim Usman, Ph.D.                   1999    177,925     29,075    42,669(10)         42,000       4,993
Vice President of Research            1998    183,038(9)  23,000    25,841(10)         99,167       4,998
                                      1997    158,004         --    25,397(10)         45,000       4,744

________________________
(1) Includes (a) $25,000 in each of 1997 and 1998 for forgiveness of a loan made to Dr. Christoffersen for relocation expenses; and (b) $20,000 in 1997 and $12,862 in 1998 to assist him with the tax liability relating to the loan forgiveness.
(2) Includes (a) $9,641 in 1997, representing implied interest related to an interest-free loan made to Mr. Bullock for relocation expenses; (b) $15,000 in each of 1997, 1998 and 1999 for partial forgiveness of the loan;
     (c)$7,883 in each of 1997 and 1998 and $7,797 in 1999 for taxes relating to the loan; (d) $3,000 in each of 1997, 1998 and 1999 as reimbursements for dependent daycare expenses; and (e) $50,000 in 1998 to reimburse Mr. Bullock for relocation expenses.
(3)  Dr. Cowens joined the Company on July 1, 1999.
(4) Includes (a) $27,755 in 1999 representing implied interest relating to an interest-free loan; (b) $14,426 in 1999 for taxes relating to the loan; (c) $44,802 to reimburse Dr. Cowens for relocation expenses; and (d) $23,286 for taxes relating to relocation.
(5)  Ms. Holzman joined the Company on April 1, 1997.
(6) Includes (a) $10,036 in 1997 representing implied interest related to an interest-free loan made to Ms. Holzman for relocation expenses; (b) $15,853 and $9,721 in 1997 and 1998 respectively, to reimburse Ms. Holzman for relocation expenses; (c) $25,000 in each of 1998 and 1999 for partial forgiveness of the loan; and (d) $2,500 in 1997 and $3,000 in each of 1998 and 1999 as reimbursements for dependent daycare expenses.
(7) Dr. Rossing joined the Company on July 28, 1997 and resigned from the Company on August 3, 1999.
(8) Includes (a) $14,901 in 1997 representing implied interest related to an interest-free loan made to Dr. Rossing for relocation expenses; (b) $34,000 and $33,000 in 1998 and 1999, respectively, for partial forgiveness of the loan; and (c) $69,107 in 1997 to reimburse Dr. Rossing for relocation expenses.
(9) Includes $13,988 in additional salary for Dr. Usman's three-month temporary position as Vice President of Atugen.
(10) Includes (a) $15,000 in each of 1997, 1998 and 1999 for partial forgiveness of the loan; (b) $7,883 in each of 1997 and 1998, and $7,797 in 1999 for taxes relating to the loan; (c) $2,496 in each of 1997 and 1998 and $3,000 in 1999 as reimbursements for dependent daycare expenses; (d) $11,102 in 1999 representing implied interest related to an interest-free loan; and
     (e) $5,770 in 1999 for taxes relating to the loan.

Stock Option Plan

     In March 1996 the Company amended, restated and merged its stock option plans and named the resulting plan the 1996 Stock Option Plan ("Plan"). At March 3, 2000, 1,752,951 shares of common stock are reserved for issuance under the Plan. As of March 3, 2000, options to purchase 1,694,814 shares were outstanding under the Plan. Shareholders are being asked to approve an increase in the number of shares subject to options which may be granted pursuant to the Plan (see "Proposal 3"). The Plan will terminate in January 2006, unless earlier terminated by the Board of Directors. The purposes of the Plan are to:

  . attract and retain qualified personnel, . provide additional incentives to the Company's employees, officers, directors and consultants, and
  .  promote the success of the Company's business.

     Under the Plan, the Company may grant or issue incentive stock options and supplemental (non-qualified) stock options to its consultants, employees, officers and directors.

     Administration. The Board has delegated administration of the Plan to a Compensation Committee comprised of three independent directors (see "Board Committees"). Subject to the limitations set forth in the Plan, the Board or the Compensation Committee has the authority to:

  . select the persons to whom grants are to be made, . designate the number of shares to be covered by each option, . determine whether an option is an incentive stock option or a non-statutory stock option,
  .  establish vesting schedules, and
  . subject to restrictions, specify the type of consideration to be paid upon exercise and to specify other terms of the options.

     Terms. The maximum term of options granted under the Plan is ten years, however, the maximum term is five years for incentive options granted to a person who at that time owns 10% of the total combined voting power of all classes of stock. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per optionee. Any portion in excess of $100,000 shall be treated as non-statutory stock options. Options granted under the Plan are non-transferable and generally expire upon the earlier of the stated expiration date or three months after the termination of an optionee's service. However, the expiration date would be 18 months in the event the optionee's employment terminates by reason of death or 12 months in the event the optionee's employment terminates due to disability, or a longer or shorter period as may be specified in the option agreement.

     The Board has discretion in connection with a merger, consolidation, reorganization or similar corporate event where the Company is the surviving corporation to prescribe the terms and conditions for the modifications of the options granted under the Plan. If the Company is not the surviving corporation in the event of its dissolution or liquidation, or its merger or consolidation, all outstanding options will terminate unless assumed by another corporation.

     No specific vesting schedule is required under the Plan. The exercise price of incentive stock options must equal at least the fair market value of the common stock on the date of grant, except that the exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the combined voting power of all classes of stock must be at least 110% of the fair market value of the stock on the date of grant. The exercise price on non-statutory stock options under the Plan may be no less than 85% of the fair market value of the common stock on the date of grant.

     Repricing. In September 1998 the Board of Directors approved a repricing of all employee stock options outstanding under the Plan. Pursuant to this repricing, each executive officer holding options received 0.75 option for each one option surrendered with a new vesting date and an exercise price of $3.00 per share. All non-executive employees who were option holders received one new option for each one option surrendered with a new vesting date and an exercise price of $3.00 per share. As a result of this repricing offer, 890,921 options were canceled and 747,060 options were granted effective September 18, 1998.

     The following table contains information about stock options granted to each of the named executive officers and directors during 1999 under the Plan. All options, other than performance-based options which are indicated by *, vest in increments of 20% over a five-year period and become exercisable on the first anniversary of the grant date. The exercise price of each option was equal to the fair market value of the common stock on the date of the option grant as determined by the Board of Directors. The options are granted for a term of ten years, subject to earlier termination if employment is terminated. In 1999 the Company granted options representing an aggregate of 589,259 shares of the Company's common stock to employees and directors, including the named executive officers.

                                             Option Grants in 1999

                                               Individual Grants
                                      -----------------------------------
                                                  % of Total
                                      Number of     Options                         Potential Realizable
                                       Shares       Granted                               Value at
                                      Underlying      to                            Annual Rate of Stock
                                       Options     Employees     Exercise            Price Appreciation
                                       Granted        in          Price          Expiration for Option Term(1)
                                                                                 -----------------------------
                                         (#)         1999        ($/Share)     Date         5%($)       10%($)
                                         ---         ----        ---------     ----         -----       ------
Ralph E. Christoffersen............      7,000        1.2%         $8.13      12-02-09     35,790       90,700
                                        30,000*       5.1%          8.13      12-02-09    153,387      388,714
                                       -------       ----
                                        37,000        6.3%

Lawrence E. Bullock................     12,000        2.0%          8.13      12-02-09     61,355      155,486
                                        12,000*       2.0%          8.13      12-02-09     61,355      155,486
                                       -------       ----
                                        24,000        4.0%

J. Wayne Cowens....................     50,000        8.5%          4.31      07-01-09    135,527      343,451
                                        50,000*       8.5%          4.31      07-01-09    135,527      343,451
                                        11,000        1.9%          8.13      12-02-09     56,242      142,528
                                        11,000*       1.9%          8.13      12-02-09     56,242      142,528
                                       -------       ----
                                       122,000       20.8%

Alene A. Holzman...................     15,000        2.5%          5.56      05-21-09     52,450      132,918
                                        13,500        2.3%          8.13      12-02-09     69,024      174,921
                                        13,500*       2.3%          8.13      12-02-09     69,024      174,921
                                       -------       ----
                                        42,000        7.1%

Thomas H. Rossing..................         --         --             --            --         --           --

Nassim Usman.......................     15,000        2.5%          5.56      05-21-09     52,450      132,918
                                        13,500        2.3%          8.13      12-02-09     69,024      174,921
                                        13,500*       2.3%          8.13      12-02-09     69,024      174,921
                                       -------       ----
                                        42,000        7.1%

_________________________
* These options become 100% vested upon the completion of various research or business performance milestones.
(1) Amounts reported in these columns show hypothetical gains that may be realized upon exercise of the options, assuming the market price of common stock appreciates at the specified annual rates of appreciation, compounded annually over the term of the options. These numbers are calculated based upon rules promulgated by the SEC. Actual gains, if any, depend on the future performance of common stock and overall market conditions.

     The following table contains information about the stock options exercised in 1999 and the number and value of stock options held by each named executive officer as of December 31, 1999. A stock option is "in-the-money" if the closing market price of common stock exceeds the exercise price of the stock option. The value of "in-the-money" unexercised stock options set forth in the table represents the difference between the exercise price of these options and the closing sales price of the common stock on December 31, 1999, as reported by the Nasdaq National Market ($10.50 per share).


                                                 Aggregated Option Exercises in 1999 and
                                                       1999 Year-End Option Values

                                                                   Number of
                                                             Securities Underlying       Value of Unexercised
                             Shares                           Unexercised Options        In-the-Money Options
                           Acquired On       Value          at December 31, 1999(#)     at December 31, 1999($)
Name                       Exercise (#)    Realized ($)   Exercisable/Unexercisable    Exercisable/Unexercisable
----                       ------------    ------------   -------------------------    -------------------------
Ralph E. Christoffersen         --             --               119,583/161,497              906,462/974,077
Lawrence E. Bullock             --             --                 44,061/87,180              295,674/506,429
Alene A. Holzman                --             --                 38,000/99,250              232,400/525,385
J. Wayne Cowens                 --             --                10,000/112,000               61,900/609,240
Thomas H. Rossing             16,500        $37,125(1)                --                           --
Nassim Usman                    --             --                53,658/102,492              391,538/543,458

____________________
(1) Value realized is the difference between Dr. Rossing's exercise price of $3.00 and the price of the common stock on the day of exercise ($5.25).

Employment Agreements

     Ralph E. Christoffersen, Ph.D. In 1992 the Company entered into an employment agreement with Ralph E. Christoffersen, Ph.D., President and Chief Executive Officer, which, as amended, currently provides for:

   . an annual salary of $309,000,
   . an annual performance-based cash bonus of up to $80,000 (a bonus of $68,000 was received in January 2000 for 1999 performance), and . stock options for common stock as reflected in the tables in this
     "Executive Compensation" section.

     Dr. Christoffersen's agreement may be terminated upon his death, disability or for cause. If the Company terminates Dr. Christoffersen's employment, he is entitled to receive all accrued salary and benefits up to his termination and, unless he has been terminated for cause, nine months of severance pay at the same monthly rate as in effect at the time of his termination. Dr. Christoffersen shall also be paid a lump sum cash payment of up to $27,500.

     Lawrence E. Bullock. In 1996 the Company entered into an employment agreement with Lawrence E. Bullock, Vice President of Administration and Finance, Chief Financial Officer and Secretary, which, as amended, currently provides for:

  .  an annual salary of $166,275,
  . an annual performance-based cash bonus of up to 20% of his current salary (a bonus of $25,350 was received in January 2000 for 1999 performance),
  . stock options for common stock as reflected in the tables in this "Executive Compensation" section, and
  . an interest-free loan of $75,000 made in 1996 and forgivable in five equal annual installments, grossed-up for taxes, as long as Mr. Bullock remains employed by the Company.

     If the Company terminates Mr. Bullock's employment without cause, he is entitled to six months' severance pay at his then current salary.

     J. Wayne Cowens, Ph.D. In 1999 the Company entered into an employment agreement with J. Wayne Cowens, Ph.D., Vice President of Clinical Affairs, which, as amended, currently provides for:

  .  an annual salary of $230,625,
  . an annual performance-based cash bonus of up to 20% of his current salary (a bonus of $42,750 was received in January 2000 for 1999 performance),
  . stock options for common stock as reflected in the tables in this "Executive Compensation" section, and
  . an interest-free loan of $150,000 made in 1999 and forgivable in five equal installments, grossed-up for taxes, as long as Dr. Cowens remains employed by the Company.

     If the Company terminates Dr. Cowens' employment without cause, he will be entitled to six months' severance pay at his then current salary.

     Alene A. Holzman. In 1997 the Company entered into an employment agreement with Alene A. Holzman, Vice President of Corporate Development, which, as amended, currently provides for:

  .  an annual salary of $179,625,
  . an annual performance-based cash bonus of up to 20% of her current salary (a bonus of $30,000 was received in January 2000 for 1999 performance),
  . stock options for common stock as reflected in the tables in this "Executive Compensation" section, and
  . an interest-free loan of $75,000 made in June 1997 and forgivable in three equal installments as long as Ms. Holzman is employed by the Company.

     If the Company terminates Ms. Holzman's employment without cause, she is entitled to six months' severance pay at her then current salary.

     Nassim Usman, Ph.D. In 1996 the Company entered into an employment agreement with Nassim Usman, Ph.D., Vice President of Research, which, as amended, currently provides for:

  .  an annual salary of $210,000,
  . an annual performance-based cash bonus of up to 20% of his current salary (a bonus of $32,000 was received in January 2000 for 1999 performance),
  . stock options for common stock as reflected in the tables in this "Executive Compensation" section, and
  . an interest-free loan of $75,000 made in 1996 and an additional interest-free loan of $60,000 made in 1999, both of which are forgivable in five equal installments, grossed-up for taxes, as long as Dr. Usman remains employed by the Company.

     If the Company terminates Dr. Usman's employment without cause, he will be entitled to six months' severance pay at his then current salary.

Employee Benefits

     Executive Bonus Plan. The Company adopted an Executive Bonus Plan in March 1999. This Bonus Plan provides the Company's executive officers with the opportunity to earn an annual bonus contingent upon their fulfillment of annual goals as determined by the Compensation Committee comprised of three independent directors. The Compensation Committee has complete authority to establish the goals for each executive officer, to interpret all provisions of the Bonus Plan and to make all other determinations necessary or advisable for the administration of the Bonus Plan. The Compensation Committee may award each executive officer with an annual bonus comprised of one or more of the following:

  .  cash payment,
  . stock options pursuant to the Company's stock option plan, or . forgiveness of any portion of the principal of interest-free loans provided to the executive officer.

     Section 401(k) Plan. As part of its effort to attract and maintain high quality staff, the Company adopted a 401(k) Salary Reduction Plan and Trust on June 1, 1992. The Company's employees may make pre-tax elective contributions of up to 20% of their salary, subject to limitations prescribed by law. All contributions are paid to a trustee who invests for the benefit of members of the 401(k) Plan. In March 1997, the 401(k) Plan was amended to provide that the Company may match the employee's contributions with common stock. The Company may amend or terminate the 401(k) Plan at any time, subject to legal restrictions.

     Employee Stock Purchase Plan. In March 1996 the Company adopted an Employee Stock Purchase Plan (the "Purchase Plan"), which authorizes the issuance of up to 300,000 shares of the Company's common stock to eligible employees. Generally, each offering lasts for twenty-four months, and purchases are made on each October 31 and April 30 during each offering. For example, the initial offering began on April 11, 1996, and terminated on April 30, 1999. Common stock is purchased for accounts of employees participating in the Purchase Plan at a price per share equal to the lower of:

  . 85% of the fair market value of a share of common stock on the date of commencement of participation in the offering, or
  . 85% of the fair market value of a share of common stock on the date of purchase.

Generally, all regular employees, including executive officers, may participate in the Purchase Plan and may authorize payroll deductions of up to 15% of their base compensation for the purchase of common stock under the Purchase Plan. The Company's Board of Directors has the authority to terminate the Purchase Plan at its discretion. As of March 3, 2000, 164,239 shares had been issued pursuant to the Purchase Plan.

Compensation Committee Interlocks

     The members of the Company's Compensation Committee have no interlocking relationships as defined under SEC regulations.

Report by the Compensation Committee on Executive Compensation

     Responsibilities and Objectives. The Committee establishes and administers the general compensation policies and plans for the Company and the specific compensation levels for the executive officers and other key employees. The Committee is responsible for conducting, at a minimum, annual reviews of executive compensation and for taking certain actions regarding the compensation of senior executives of the Company. The Committee determines the salary levels for senior executives, and other key employees, and the types and amounts of cash and other bonuses to be distributed to these individuals in accordance with Bonus Plan. The Committee also determines grants of stock options pursuant to the Plan.

     This report is submitted by members of the Committee summarizing their involvement in the compensation decisions and policies adopted by the Company for the Company's executive officers.

     General Policy. The Company's executive compensation practices are designed to reward and provide an incentive for executives based on the achievements of annual and long-term corporate and individual performance goals. Compensation levels for executives are established after giving consideration to a variety of quantitative measures including, but not limited to, Company financial and operating performance, peer group comparisons and labor market conditions. Before making decisions, the Committee elicits the recommendations and advice of the CEO regarding appropriate or desired levels of compensation for management personnel generally. The Committee has complete access to all necessary Company personnel records, financial reports and other data, and may seek the advice of experts and analysts.

     The ultimate purpose of the Company's compensation structure is to attract and retain executives of the highest caliber and to motivate these executives to put forth maximum effort toward the achievement of Company goals identified through the strategic planning process of the Board and management. Also, the compensation design emphasizes long-term incentives in the form of stock options that will encourage these individuals to maintain their focus on the paramount importance of long-term shareholder interests.

     Components of Compensation. In evaluating executive compensation, the Committee focuses upon several fundamental components: salary, annual bonus and long-term incentive compensation consisting of stock options. The Committee's recommendations are offered to the full Board of Directors and are ultimately ratified, changed or rejected by the full Board.

     Salary levels for senior executives and other officers are reviewed by the Committee annually. The Company has entered into employment agreements with its executive officers, as amended from time to time, which set forth the salary level for each executive (see "Executive Compensation--Employment Agreements"). In establishing salary levels, the Committee has relied upon salary survey data and other publicly available information. The Committee also considers the experience of each executive officer as well as his or her past performance and expected future performance.

     The annual bonus component of executive compensation has historically been provided to an executive, if and as appropriate, for obtaining pre-determined corporate and individual goals. The Committee typically determines whether annual bonuses will be awarded to executives for attainment of these goals at the end of each year. Pursuant to the Bonus Plan, the Committee may award bonuses comprised of cash, stock options and loan forgiveness based on the executive officer's fulfillment of annual goals previously established by the Committee. At that time, the Committee also sets the performance goals for the upcoming year.

     The third component of the Company's executive compensation strategy is long-term incentive compensation pursuant to which executives receive stock options pursuant to the Plan which are tied to the long-term appreciation of the value of the Company Stock. The Plan offers executives the possibility of future gains depending upon the executives' continued employment by, and contributions to, the Company. The Committee believes that a portion of the total compensation of senior executives over a period of years should consist of such long-term incentive awards (see "Executive Compensation--Stock Option Plan").

     Executive officers of the Company also are permitted to participate in the Purchase Plan which is open to all of the Company's full-time employees. (See "Executive Compensation--Employee Stock Purchase Plan.") The Purchase Plan enables the Company's employees, including executive officers, to acquire Company Stock at a discount to the market price by allocating up to 15 % of their base salary (subject to certain limits) to the acquisition of such stock.

     Review of Executive Compensation. The Committee, in making its recommendations and determinations at year end 1999 regarding executive compensation, was influenced by numerous positive considerations, including achievement of all 1999 corporate goals as set forth in the 1999 budget and planning process.

     In light of the results in 1999, the Committee determined that increases in executive compensation were justifiable, both to reward management for accomplishments to date and to encourage future achievement of both short- and long-term objectives. Accordingly, the Committee approved salary increases and bonuses which it believes reflected appropriate rewards for management's performance in 1999. The Committee also granted stock options to the executive officers (see "Executive Compensation").

     Compensation of Chief Executive Officer. In assessing appropriate types and amounts of compensation for the Chief Executive Officer, the Committee evaluates both corporate and individual performance. Corporate factors included in the evaluation are (i) market capitalization, (ii) number of products in clinical and preclinical development, (iii) levels and quality of research, and (iv) current and potential funds raised in equity offerings and collaborations. Individual factors include initiation and implementation of successful business strategic partnerships, maintenance of an effective management team and various personal qualities, including leadership, commitment and professional standing.

     Conclusion. For these and other reasons, the Committee recommended an increase in salary for Dr. Christoffersen from $297,000 in 1999 to $309,000 in 2000. In addition, the Committee approved and recommended payment of a $68,000 cash bonus to Dr. Christoffersen after January 1, 2000. The Committee also granted stock options for 37,000 shares of common stock under the Plan to Dr. Christoffersen in 1999 (see "Executive Compensation"). The Committee believes that these compensation amounts and awards reflect appropriate levels given the Company's performance in 1999 and the individual performance of management. The Committee also believes that these awards evidence the Committee's philosophy to emphasize long-term incentive rewards tied to the Company's performance.

Submitted by the Compensation Committee:
                                 Anthony B. Evnin, Ph.D. (Chairman)
                                 David T. Morgenthaler
                                 Anders P. Wiklund

Company Performance

     The following line graph presents the cumulative total shareholder return for the Company Stock since April 11, 1996, when the Company's common stock was listed on the Nasdaq National Market, compared with the Nasdaq Composite (US) index and Nasdaq Biotech index. Trade prices are not always disclosed to management. The graph assumes that $100 was invested on April 11, 1996 and that dividends were reinvested.

                             [GRAPH APPEARS HERE]

--------------------------------------------------------------------------------
                          4/11/96    12/31/96    12/31/97    12/31/98   12/31/99
--------------------------------------------------------------------------------
Ribozyme                 $ 100.00   $  110.00   $   80.00   $   43.75  $  105.00
--------------------------------------------------------------------------------
Nasdaq Biotech           $ 100.00   $  105.57   $  105.50   $  152.21  $  306.74
--------------------------------------------------------------------------------
Nasdaq Composite (US)    $ 100.00   $  117.67   $  143.13   $  199.85  $  371.96
--------------------------------------------------------------------------------

Certain Relationships and Related Transactions

     The Company believes that the following transactions were in its best interests. As a matter of policy, these transactions were, and all future transactions between the Company and any of its officers, directors or principal shareholders will be:

  . approved by a majority of the independent members of the Board of Directors,
  . entered into on terms no less favorable to the Company than could be obtained from unaffiliated third parties, and
  .  entered into in connection with bona fide business purposes.

     Executive Loans. The Company made interest-free loans to its executive officers. The Company has forgiven all or a portion of the outstanding principal amount of each loan under the terms of each officer's employment agreement. See "Management--Employment Agreements."

                                                   Balance as of
Name                              Loan Amount      March 3, 2000
----                              -----------      -------------

Ralph E. Christoffersen, Ph.D.       $250,000(1)        $      0
Lawrence E. Bullock                    75,000(2)          15,000
Nassim Usman, Ph.D.                   135,000(3)          90,000
Alene A. Holzman                       75,000(4)          25,000
J. Wayne Cowens, M.D.                 150,000            150,000

__________________
(1) $50,000 forgiven in each of June 1993, January 1995, January 1996 and January 1997, and $25,000 forgiven in each of January 1994 and January 1998.
(2) $15,000 forgiven in each of June 1997, January 1998, January 1999 and January 2000.
(3)  $15,000 forgiven in each of June 1997, May 1998 and May 1999.
(4)  $25,000 forgiven in each of March 1998 and March 1999.

     Chiron Transactions. Chiron and the Company granted each other licenses to technologies and agreed to undertake research activities pursuant to a collaboration agreement. Chiron purchased:

  . 100,000 shares of the Company's common stock for a purchase price of $3.60 per share,
  . 107,095 shares of the Company's Series E Preferred Stock for a purchase price of $37.35 per share, and
  . a warrant at a price of $4.50 per warrant share, exercisable for 444,444 shares of common stock at an exercise price of $40.50 per share.

     In 1996 the Company amended the warrant issuable to Chiron to reduce the exercise price from $40.50 per share to $22.50 per share. When the Company closed its initial public offering in April 1996, Chiron:

  . purchased 377,202 shares of common stock for $3.6 million at the initial public offering price less one-half of the underwriting discount,
  . paid the Company $1.8 million to complete the purchase of its warrant, and . received 35,127 additional shares of common stock pursuant to anti-dilutive provisions.

     Chiron also has a representative on the Company's Board of Directors.

     In 1996 the Company entered into a second collaboration with Chiron for the use of ribozymes to characterize gene function. The collaborations give Chiron the right to develop and commercialize products that result from the collaboration, and entitle the Company to receive product development milestone payments and royalties on sales of commercial products. Chiron and the Company each pay a portion of the research and development expenses of the collaboration, and the Company agreed to provide Chiron $1.8 million, which was paid in 1996 to fund cell culture assays of potential targets and research related to potential target identification, development of delivery systems for ribozyme drugs and other matters related to the Company's collaborations with Chiron.

     Schering AG Transaction. In 1997 the Company entered into a research collaboration with Schering AG focusing on the use of ribozymes and related technologies for gene function validation. Schering AG purchased:

  . 212,766 shares of common stock for $2.5 million in 1997, and . 465,117 shares of common stock for $2.5 million in 1998.

     Separately, Schering AG provided loans of $2.0 million in 1997, 1998 and 1999. Schering AG will continue to provide loans of up to $2.0 million annually for each year through 2001, provided that the collaboration is continued in each of those years. The loans, which carry an interest rate of 8.0% per annum, are convertible into equity at Schering AG's option under certain circumstances. Principal and interest payments are deferred until maturity of the loans in April 2004. Upon the closing of the Company's registered public offering of 3,150,000 shares of common stock, the Company will use a portion of the proceeds to repay approximately $6.9 million of the amounts owed to Schering AG. As a result of the formation of Atugen AG in 1998 described below, the Company now subcontracts all of its existing target discovery and identification programs to Atugen; however, as long as the collaboration continues with Schering AG, the Company will continue to borrow against the loans.

     In addition, Schering AG made research payments of $1.5 million in 1997 and $2.0 million in 1998. Currently the Company subcontracts this program to Atugen and therefore recorded no revenues related to Schering AG in 1999. Upon payment of termination fees to the Company, the research collaboration may be terminated at Schering AG's option at any time.

     Atugen Transaction. In 1998 the Company and other investors formed Atugen AG in Germany. Financing for Atugen was accomplished through a combination of venture capital, an investment by the Company and German government grants and loans. The Company contributed $2.0 million in cash to Atugen. The Company currently owns a 48.4% equity interest in Atugen. All five of the Company's executive officers and employees received shares of Atugen's common stock in the formation at no cost to them, for which the Company will receive a one-time compensation expense of approximately $81,000. During 1999, Atugen granted one of the Company's executives an additional 25 shares of previously unissued Atugen stock. Currently, these seven people hold approximately 6.0% of Atugen's common stock.

     As part of the formation, Atugen received exclusive royalty-free licenses to the Company's extensive patents and technologies for target validation and discovery. The Company received a one-time $2.0 million up-front license payment in 1999. The Company currently is compensated for providing management and other services to Atugen under the terms of a service agreement.

     Eli Lilly Transaction. In March 1999, the Company entered into a collaboration with Eli Lilly to conduct research, development and commercialization of its anti-HCV ribozyme for the treatment of Hepatitis C. Lilly purchased five shares of the Company's Series L convertible preferred stock for $7.5 million in April 1999. Separately, Eli Lilly provided funding for research of $1.7 million in 1999. Eli Lilly will pay approximately $2.9 million for support of research in 2000, including a $500,000 milestone payment for the IND filing. The Company could receive as much as $38 million from Eli Lilly under the collaboration prior to commercialization if development milestones are met. All payments are subject to some restrictions. Upon payment of termination fees to the Company, the research collaboration may be terminated at Eli Lilly's option at any time.

     Elan Transaction. In January 2000 the Company entered into a joint venture with Elan for the development and commercialization of HERZYME, the Company's potential product to treat breast and other cancers. As part of the joint venture, Medizyme, the Company contributed $12.0 million in initial funding to Medizyme in exchange for 80.1% of Medizyme's capital stock. This capital contribution was funded by the Company's sale to Elan of its Series A convertible exchangeable preferred stock for $12.0 million. The Series A preferred stock has a dividend rate of 6.0%. At the end of the development period, expected to be mid-2002, Elan has the right to exchange the Series A preferred stock for 30.1% of the capital stock of Medizyme owned by the Company or convert it prior to January 2006 into up to approximately 1.2 million shares of common stock.

     Elan purchased 641,026 shares of common stock for $5.0 million and committed to purchase an additional $5.0 million of common stock in May 2001 at a per share price representing a premium of up to 30% of the price based on the average closing price for the 45 trading days preceding the purchase, but not less than such 45 trading-day average. In addition, Elan received warrants to purchase 500,000 shares of common stock at an average exercise price of $18.00.

     Medizyme paid a license fee of $15.0 million to Elan for the use of its MEDIPAD(R) drug delivery technology. As a result of this licensing transaction, it is likely that Medizyme will capitalize the entire license fee and amortize the balance over the three-year term of the agreement. The Company will account for its investment in Medizyme under the equity method. The Company estimates that Medizyme will require $15.0 million in funding through the development period to cover future operating and development costs. Elan has provided the Company with a $12.0 million credit facility on a draw-down basis to fund the Company's portion of Medizyme's operating costs over a 30-month period. Elan may convert this debt into shares of Series B convertible preferred stock. The Series B preferred stock has a dividend rate of 12.0% and may be converted at any time into common stock at a 50% premium to the average price of common stock for the 60 trading days prior to the time of the applicable draw down on the credit facility.


                    PROPOSAL 2--AMENDMENT OF THE COMPANY'S
                         CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK

     The Company's Certificate of Incorporation, as currently in effect, provides that the authorized capital stock shall consist of twenty million (20,000,000) shares of common stock, $0.01 par value, and five million (5,000,000) shares of preferred stock, $0.01 par value. On March 6, 2000, the Company's Board approved an amendment to the Certificate of Incorporation to increase the number of shares of authorized common stock by 40,000,000 to a total of 60,000,000 shares. The text of the amendment is set forth in Exhibit A attached hereto. This amendment does not increase authorized shares of preferred stock. As of March 3, 2000, the Company has 11,940,230 shares outstanding and an additional 5,056,129 shares have been reserved for the following purposes:

  . 1,752,951 shares issuable under the Company's stock option plan;

  . 1,337,458 shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $18.00 per share;

  . up to 200,000 shares issuable to Schering AG upon conversion of outstanding debt;

  . 300,000 shares issuable upon conversion of the Company's Series L convertible preferred stock;

  . up to 1,200,000 shares issuable upon conversion of the Company's Series A convertible exchangeable preferred stock;

  . 29,959 shares issuable under the Company's 401(k) salary reduction plan and trust;

  .  85,761 shares issuable under the Company's employee stock purchase plan;
     and

  .  up to 150,000 shares issuable to Elan in May 2001.

     On March 2, 2000, the Company filed a registration statement with the SEC to offer 3,150,000 shares of its common stock. In order to have shares available for this offering, the sole holder of the outstanding Series L convertible preferred stock waived a requirement pursuant to the Company's agreement with it that the Company reserve 1,500,000 shares of its common stock for issuance upon conversion of the Series L preferred stock. In addition, the Company's Board of Directors reduced the shares available for issuance pursuant to the Company's 401(K) Plan by 200,000 shares and pursuant to the Company's Employee Stock Purchase Plan by 50,000 shares. If the proposed offering is successful, the Company will have less than 4,000 shares available for issuance. As a result, unless the amendment is approved and the number of authorized shares is increased, the Company will be unable to issue additional shares to raise additional equity financing, or in connection with potential future collaborations or acquisitions. Moreover, unless the amendment is approved, the Company would not have the shares available for the proposed increase in the number of options available under the Company's Stock Option Plan (see "Proposal 3") or for other employee incentive or benefit plans. In addition, in connection with the Company's joint venture with Elan Corporation plc, Elan has provided a convertible credit facility to the Company to allow the Company to meet its funding obligations of the joint venture in the future. In order to draw upon this facility the Company must reserve additional common stock into which the convertible note is ultimately convertible. Since the Company has few additional shares available, it will not be able to draw on this credit facility unless the amendment is approved.

     If the amendment and increase in authorized shares is approved, the Company will reserve 1,200,000 of the newly authorized shares for conversion of the Series L preferred stock, an additional 200,000 shares for issuance under the 401(K) Plan to restore the amounts available under this plan to its original amount and 50,000 shares under the Employee Stock Purchase Plan to restore the amounts available under this plan to its original amount. If the proposed amendment to the Stock Option Plan is approved, an additional 750,000 shares will be reserved for issuance under that plan. In addition, as the Elan credit facility is drawn upon, the Company will reserve from time to time such number of shares of common stock into which the convertible note may be converted in the future.

     The proposal to increase the number of authorized shares of common stock to 60,000,000 shares is also being made to enable the Board of the Company to issue additional shares from time to time as it determines desirable. Among the possible purposes for which these additional shares would be available are the declaration and issuance of stock dividends, issuance under the Stock Option Plan and stock option plans that may be adopted in the future, issuance under the 401(k) plan and the Employee Stock Purchase Plan, issuance in public or private offerings to raise additional capital, issuance in acquisitions or reservation for future issuance in the event additional convertible preferred stock or convertible debt is issued.

     The authorized but unissued shares of common stock could be used by the incumbent Board of Directors to make a change in control of the Company more difficult. Under certain circumstances, such shares could be used to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. For example, it may be possible to privately place shares with purchasers who might assist the Board in opposing a hostile takeover bid.

     Company shareholders do not have preemptive rights to purchase common stock in future issuances of Common Stock. Therefore, any future issuances of common stock would dilute the ownership percentage and voting control of the current shareholders and could decrease the per share earnings ratio and other per share ratios.

     The Company currently has no firm plans, understandings or agreements to issue the additional authorized shares of common stock other than described above or pursuant to its benefit plans. UNLESS REQUIRED BY LAW OR THE RULES OF NASDAQ, NO FURTHER AUTHORIZATION OR VOTE OF COMPANY SHAREHOLDERS WILL BE NEEDED FOR THE ISSUANCE OF ANY AUTHORIZED SHARES, INCLUDING ISSUANCE OF COMMON STOCK IN FUTURE OFFERINGS.

     The affirmative vote of the shareholders holding 66 2/3% of the outstanding shares of common stock is required to approve the amendment to the Certificate of Incorporation to increase the authorized shares of common stock to 60,000,000.

     The Board recommends that shareholders vote FOR THE AMENDMENT TO THE
                                                 ---
CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK.

               PROPOSAL 3--APPROVAL OF AN INCREASE IN THE NUMBER
                   OF OPTIONS WHICH MAY BE GRANTED UNDER THE
                       COMPANY'S 1996 STOCK OPTION PLAN

     In March 1996, the Company amended, restated and merged its stock option plans and named the resulting plan the 1996 Stock Option Plan (the "Plan"). The Plan currently authorizes the grant of options to purchase up to 2,017,154 shares of the Company's common stock. As of March 3, 2000, options to purchase 1,694,814 shares were outstanding under the Plan. The Plan will terminate in January 2006, unless earlier terminated by the Board of Directors. For a detailed description of the Plan see "PROPOSAL 1--ELECTION OF DIRECTORS--Stock Option Plan."

     The Company's Board of Directors has proposed that the total number of shares of common stock which may be issued upon the exercise of options granted under the Plan be increased by 750,000, from 2,017,154 to 2,767,154 to insure additional options are available in the future to compensate and motivate existing employees and to attract employees in the future. Pursuant to the terms of the Plan, an increase in the number of shares of common stock which may be issued upon the exercise of options under the Plan must be approved by the shareholders of the Company. In all other respects, the terms of the Plan will remain unchanged.

     The Board of Directors recommends that shareholders vote FOR APPROVAL OF AN
                                                              ---
INCREASE OF 750,000 IN THE NUMBER OF SHARES OF COMMON STOCK WHICH MAY BE ISSUED UPON THE EXERCISE OF OPTIONS GRANTED UNDER THE 1996 STOCK OPTION PLAN.

         PROPOSAL 4--RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     Ernst & Young LLP has served as the Company's independent auditors since 1992 and for the years ended December 31, 1992, through December 31, 1999. At the Annual Meeting, shareholders will be asked to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2000.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. Such representatives of Ernst & Young LLP will also have the opportunity to make a statement if they desire to do so.

     The Board of Directors recommends that shareholders vote FOR RATIFICATION
                                                              ---
OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2000.

                             FILING OF SEC REPORTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers, directors and persons who beneficially own more than 10 percent of the common stock of the Company to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are also required by SEC regulations to furnish the Company with copies of these reports. Based solely on a review of the copies of such reports furnished to the Company, the Company believes that its executive officers, directors and greater than 10 percent beneficial owners complied with all Section 16(a) filing requirements, except that Dr. Cowens inadvertently made a late filing when he was hired by the Company.

                             FINANCIAL STATEMENTS

     An annual report, including financial statements of the Company prepared in conformity with generally accepted accounting principles, is being distributed to all Company shareholders of record and is enclosed herewith. The Company's annual report to the SEC on Form 10-K may be obtained without charge upon written request directed to Lawrence E. Bullock, Secretary, 2950 Wilderness Place, Boulder, Colorado 80301.

                            SHAREHOLDERS' PROPOSALS

     It is expected that the 2001 Annual Meeting of Shareholders of the Company will be held on or about May 18, 2001. Any proposals intended to be presented at the 2001 Annual Meeting must be received at the Company's offices on or before December 18, 2001, in order to be considered for inclusion in the Company's Proxy Statement and form of Proxy relating to such meeting.

                                 OTHER MATTERS

     The Annual Meeting is called for the purposes set forth in this notice. Management is not aware of any other matter that will come before the meeting. However, if any other business should come before the meeting, your Proxy, if signed and returned, will give to the persons designated in it discretionary authority to vote according to their best judgment. It is the intention of the persons named in the Proxy to vote pursuant to the Proxy in accordance with the recommendations of management.

                                           By Order of the Board of Directors

                                           Lawrence E. Bullock, Secretary

Date: March 17, 2000

                                   EXHIBIT A

                             ARTICLES OF AMENDMENT
                                    TO THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                        RIBOZYME PHARMACEUTICALS, INC.


     Ribozyme Pharmaceuticals, Inc., a company organized and existing under the laws of the State of Delaware, does hereby certify:

     FIRST: The name of the corporation is Ribozyme Pharmaceuticals, Inc. ("Company").

     SECOND: The following amendment to the Certificate of Incorporation was adopted by the Board of Directors of the Company by unanimous written consent on March __, 2000, and adopted by a vote of shareholders on April 19, 2000:

     RESOLVED, that the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), be amended by deleting
     Article IV(A) in its entirety and substituting the following:

     A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is sixty-five million (65,000,000) shares. Sixty million (60,000,000) shares shall be Common Stock, each having a par value of $.01. Five million (5,000,000) shares shall be Preferred Stock, each having a par value of $.01.

     In all other respects, the Certificate of Incorporation shall remain unchanged.

     IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to the Certificate of Incorporation to be signed by Lawrence E. Bullock, Vice President of Administration and Finance, CFO and Secretary, this ______ day of April, 2000.

                                 RIBOZYME PHARMACEUTICALS, INC.

                                   Lawrence E. Bullock, Vice President of
                                   Administration and Finance, CFO and Secretary

REVOCABLE PROXY


                        RIBOZYME PHARMACEUTICALS, INC.
                    Solicited by the Board of Directors for
                        Annual Meeting of Shareholders
                                April 19, 2000

     The undersigned holder of common stock of Ribozyme Pharmaceuticals, Inc., a Colorado corporation (the "Company"), acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders dated March 17, 2000, and, revoking any proxy heretofore given, hereby appoints Dr. Ralph E. Christoffersen and Dr. Nassim Usman, and each of them, with full power to each of substitution as attorneys and proxies to appear and vote all shares of common stock of the Company registered in the name(s) of the undersigned and held by the undersigned of record as of March 13, 2000, at the Annual Meeting of Shareholders of the Company to be held at the Company's principal office, 2950 Wilderness Place, Boulder, Colorado, on April 19, 2000, at 8:00 a.m., and at any postponements and adjournments thereof, upon the following items as set forth in the Notice of Annual Meeting and to vote according to their discretion on all other matters which may be properly presented for action at the meeting. All properly executed proxies will be voted as indicated.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE FOLLOWING ITEMS:

          (1)  To elect as directors the nominees listed below.

               ____ FOR ALL nominees listed below (except as marked to the contrary).
               ____  WITHHOLD AUTHORITY to vote for all nominees listed below.

Instruction:   TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
               A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:

               Ralph E. Christoffersen, Jeremy L. Curnock Cook, John Groom, David T. Morgenthaler, Samuel R. Saks, Anders P. Wiklund, David
               G. Ichikawa

          (2) To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock by 40,000,000 to 60,000,000.

               ____   FOR       ____  AGAINST       ____  ABSTAIN


          (3) To approve an increase in the number of shares subject to options which may be granted under the Company's Stock Option Plan by 750,000 to 2,767,154.

               ____   FOR       ____  AGAINST       ____  ABSTAIN

          (4) To ratify the selection of Ernst & Young LLP as independent auditors for the Company for the year ending December 31, 2000.

               ____   FOR       ____  AGAINST       ____  ABSTAIN

          (5) In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or matters incidental to the conduct of the meeting.

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE IT WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND 4.

        WITNESS my hand this ______ day of ____________________, 2000.


------------------------
                           (Please sign exactly as name appears hereon.
  Name and Address of      When signing as attorney, executor, administrator,
 Company Shareholder(s)    trustee or guardian, give full title as such. If a
                           corporation, please affix corporate seal. If a
                           partnership, please sign in partnership name by
                           authorized persons. If joint tenants, each joint
------------------------   tenant should sign.)


                                      _____________________________


                                      _____________________________
                                      Signature of Shareholder(s)


WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY BY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.


I/WE DO ____ DO NOT ___ EXPECT TO ATTEND THIS ANNUAL MEETING OF SHAREHOLDERS.

                                      -2-